("SRK Logo")

Steffen Robertson and Kirsten (Canada.) Inc.
850, 121 King Street West
Toronto, ON.
M5H 3T9
email: mmichaud@srk.com
URL: http://www.srk.com
Tel: 416.601.1445
Fax: 416.601.1450

June 13, 2003

US Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC
20549

Dear Sirs/Mesdames:

Re: J-Pacific Gold Corporation ("J-Pacific") Initial 20F Filing, Zenda Project, California

We refer to the Form 20F dated April 8, 2003 (the "20F") of J-Pacific. We hereby consent to:

(i) being referenced in the 20F for the preparation our report entitled "Independent Review of the Zenda Project" (The Report) prepared for J-Pacific Gold Inc. by Steffen Robertson and Kristen (Canada) Inc., (June 2002); and
(ii) to the written disclosure of and the use of extracts from the Reports in the 20F.

In the opinion of SRK, the description of the Zenda Project resources conform to CIM, 2000 definitions, which are compliant with National Instrument 43-101 (Canada). We have read the 20F and do not have any reason to believe that there are any misrepresentations in the information derived from the Reports, or that the 20F contains any misrepresentation of the information contained in the Report.

Yours truly,

STEFFEN, ROBERTSON AND KIRSTEN CONSULTING (CANADA) INC.

Michael J. Michaud, P.Geo.
cc: Nick Ferris, President and CEO, J-Pacific Gold Corporation